Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD’S STRONG NEW PRODUCTS DRIVE INDUSTRY’S ONLY
THIRD-QUARTER U.S. SALES BOOST FROM FULL-LINE MAKERS

•	Ford, Lincoln and Mercury U.S. third quarter sales increased 5 percent versus a year ago and U.S. market share increased 2 points
•	Ford July sales were up 2 percent and August sales were up 17 percent, more than offsetting September’s 6 percent post-Cash for Clunkers decline in the quarter
•	Ford’s balanced lineup of strong products, led by Focus, Fusion, Escape and F-Series, driving sales and share gains
•	All-new Taurus sales momentum accelerates in September; year-to-year sales up 60 percent and month-to-month sales up 49 percent
•	F-Series posts second consecutive monthly sales increase in September
•	EcoBoost engine launch continues; September sales were nearly triple August, customer demand outstripping projections

DEARBORN, Mich., Oct., 1, 2009 – Ford, Lincoln and Mercury third quarter sales were 5 percent higher than a year ago in the U.S., making Ford the only full-line manufacturer to report a sales increase in the period.

In September, Ford sales were 6 percent lower than a year ago.  This followed a 2 percent increase in July and a 17 percent increase in August, marking the first time in four years that Ford is reporting a quarterly sales increase.

Ford estimates it gained over 2 points of market share versus last year in September and the third quarter.  September marked the 11th time in the last 12 months Ford has gained retail market share.

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“Our balanced new lineup of high-quality, fuel-efficient products helped us navigate through an exceptional period in industry sales,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service.  “With its volatile sales peaks and valleys and dramatic segment shifts, the third quarter was a great test of our One Ford Plan – building a range of vehicles from small cars to hard-working trucks.”

Ford’s third quarter market share gains were paced by the Ford Focus small car, Ford Fusion mid-size car, Ford Escape small utility and Ford F-Series trucks.  Internal and external studies continue to show a positive trend in favorable consumer opinion about Ford, and a growing number of consumers are considering the purchase of a Ford vehicle.

Third Quarter Sales Highlights

•	Ford, Lincoln and Mercury sales totaled 445,100, up 5 percent versus a year ago. Retail sales were up 7 percent, and fleet sales were down 1 percent.

•	Ford Focus sales totaled 56,559, up 35 percent versus a year ago. The Focus is among the most fuel-efficient compact cars in America with an EPA highway rating of 35 mpg.

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Ford Fusion sales totaled 49,454, up 67 percent versus a year ago.  Mercury Milan sales were 8,352, up 57 percent.  The Fusion and Milan and their hybrid versions are the most fuel-efficient mid-size sedans in America.

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Ford Escape sales totaled 49,866, up 48 percent versus a year ago.  Mercury Mariner sales were 8,938, up 33 percent.  The Escape Hybrid and Mariner Hybrid are the most fuel-efficient utility vehicles in America.

•	Ford Flex sales totaled 9,815, up 59 percent versus a year ago. The Flex is among the most fuel-efficient full-size crossover utilities in America.

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Ford’s hybrid vehicles – Fusion, Milan, Escape and Mariner – posted combined sales of 12,186, up 239 percent versus a year ago.  At 41 miles per gallon, the Fusion Hybrid is the most fuel-efficient mid-size sedan in America – 8 mpg better than the Toyota Camry Hybrid.

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September Sales Highlights

•	In September, Ford, Lincoln and Mercury sales totaled 109,939, down 6 percent versus a year ago. Retail sales were down 14 percent, and fleet sales were up 23 percent.

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The all-new Taurus bucked an industry trend as September sales (5,077 vehicles) were 60 percent higher than a year ago and 49 percent higher than August.  The Taurus debuted to rave reviews from the automotive press, and early customer demand validates the critical acclaim.  Customers especially value the new technologies incorporated in America’s most innovative full-size sedan – 95 percent of incoming Taurus orders are equipped with advanced technologies and features.

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Ford’s F-Series truck, America’s best-selling vehicle, posted its second consecutive sales increase in September (up 4 percent).  The new F-150 was introduced last fall and was named the North American Truck of the Year, Motor Trend’s “Truck of the Year” and the “Truck of Texas” by the Texas Auto Writers’ Association.   In 2009, F-Series has gained more than 3 points of market share in the full-size truck segment.  The all-new Ford-150 Raptor extreme performance truck debuted in August and this model is flying off dealer lots in an average of nine days.  More new Ford trucks are on the way.  In September, Ford unveiled the next-generation Super Duty F-Series at the State Fair of Texas, promising more capability, improved fuel economy and a Ford-designed, engineered and built 6.7-liter diesel engine.

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Ford’s new EcoBoost engine technology is winning customers, too.  EcoBoost provides customers with the fuel economy of a V-6 engine and the performance of a V-8 engine (up to 20 percent improvement in fuel economy and 15 percent reduction in emissions).  EcoBoost is standard on the Taurus SHO and available on the Ford Flex, Lincoln MKS and Lincoln MKT, a new full-size luxury crossover.  September EcoBoost sales nearly tripled August sales, and order rates for EcoBoost continue to exceed planned rates.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich. manufactures or distributes automobiles across six continents. With about 201,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

Go to http://media.ford.com for news releases and high-resolution photographs.